Exhibit A

THESE SECURITIES AND THE SECURITIES INTO WHICH THEY CONVERT HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND COMPANY RESTRICTIONS.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Todos Medical Ltd., a Israel corporation, its successors and assigns (the "Company) promises to pay to the order of Shmuel Rothbard, ("Holder"), in immediately available funds, the aggregate principal amount set forth below (the "Principal Amount"), plus all accrued interest thereon, in accordance with the terms of this Senior Secured Convertible Promissory Note ("Note").

EFFECTIVE DATE:	March 15, 2020
PRINCIPAL AMOUNT:	35,714
ORIGINAL ISSUANCE DISCOUNT:	30%
MATURITY DATE:	August 15, 2020

1. *INCORPORATION*. This Note is being issued pursuant to the terms of that certain Loan Agreement, dated as of March 15, 2020 by and between the Company and the Holder (the "Loan Agreement"). If not otherwise defined herein, all capitalized terms herein shall have the meanings given to them in the Loan Agreement. Further, all of the terms, representations, warranties, agreements, covenants and conditions set forth in the Loan Agreement are incorporated herein by reference. To the extent that there is a conflict between any condition, term or provision of this Note and the Loan Agreement, the conditions, terms, and provisions set forth herein shall specifically supersede the conflicting conditions, provisions and/or terms in the Loan Agreement.

2. *PAYMENT*. All outstanding principal and accrued but unpaid interest and fees shall be due and payable on August 15, 2020 ("Maturity Date"). Payment shall be made at Holder's address at 13 Diskin Street, Villa 137, Jerusalem, Israel

3.

4. or as otherwise directed by Holder.

5. *INTEREST.* Interest shall accrue on the unpaid principal balance of this Note at the annual rate of Ten Percent (10%) until the entire Principal Amount is paid in full. Interest shall not be compounded and shall be computed on the basis of a three hundred sixty (360) day year comprised of twelve (12) months of thirty (30) days each, with any calculation based upon a partial month of less than thirty (30) days based on actual days lapsed. The Company will make interest payments quarterly, with the first interest payment due three (3) months from the Effective Date hereof and on each 3 months from such date until all interest and outstanding principal is paid in full.

6. *PREPAYMENT.* The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note before the Maturity Date, with a penalty or premium equal to 20% of the sum of any outstanding Principal and any interest accrued as of the prepayment date; provided, that it shall provide Holder with fifteen (15) days' advanced written notice of its intent to prepay this Note. Holder shall have the option to elect to convert this Note per the terms of this Note at any time prior to the Company's prepayment. Any partial prepayments would be applied to accrued interest balance first.

7. *REORGANIZATION.* In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a "Reorganization"), then, in each case, the Holder of this Note, on conversion hereof at any time after the consummation or effective date of such Reorganization (the "Reorganization Date"), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the conversion of this Note issuable on such conversion prior to the Reorganization Date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon the Reorganization Date if such Holder had converted this Note immediately prior thereto. The Company shall ensure that the surviving entity in any Reorganization specifically assumes the Company's obligations under this Note and the Loan Agreement.

8. *CONVERSION.*

   a) At the earlier of the effective date of Registration Statement as set forth in Section 11 or six months after the Effective Date, the Holder at its sole option, may convert the outstanding Principal Amount of this Note, or any portion of the Principal Amount hereof, and any accrued interest, in whole or in part, into shares of the common stock of the Company (the "Common Stock"). Any amount so converted will be converted into common stock of the Company at a price equal to the lower of (1) the closing market price on the date of closing and (2) 50% of the lowest trading price on the primary trading market on which the Company's Common Stock is quoted for the last ten (10) trading days immediately prior to but not including the Conversion Date ("Conversion Price").

   b) *Conversion Limitation*. Notwithstanding any other provision of this Note, the Holder may not convert this Note if such conversion would cause Holder's beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Company to exceed 4.9% of its total issued and outstanding common or voting shares. Upon not less than sixty-one (61) days advance written notice, at any time or from time to time, the Holder at its sole

discretion, may waive this 4.9% conversion limit. However, under any circumstance, the Holder may not convert this Note if such conversion would cause Holder's beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Company to exceed 9.9% of its total issued and outstanding common or voting shares. Any common shares converted under this Note need to be delivered to the Holder within three (3) business days of the receipt of Conversion Notice.

9. *COMMON SHARE ISSUANCE.* Upon receipt by the Company of a written request from Holder to convert any amount due under any Note, subject to any limitations on conversion contained in any Note, the Company shall have three (3) business days ("Delivery Date") to request issuance of the shares of Common Stock rightfully listed in such request. If the Company fails to timely deliver the shares through willful failure or deliberate hindrance, the Company shall pay to Holder in immediately available funds $1,000 per day past the Delivery Date that the shares are actually issued. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued or, at the option of Holder, may be added to the principal under any Note. The Company agrees that the right to convert the Notes is a valuable right to Holder and a material consideration of it entering this Agreement. The parties agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a failure of the Company to timely deliver shares as required hereby. Therefore, the parties agree that the foregoing liquidated damages provision represents reasonable compensation for the loss which would be incurred by the Holder due to any such breach. The parties agree that this Section is not intended to in any way limit Holder's right to pursue other remedies, including actual damages and/or equitable relief.

10. *ADJUSTMENTS.*

a) In case the Company shall at any time prior to the conversion of the Note, or the maturity of the Note, whichever first occurs, effect a recapitalization or reclassification of such character that its Common Stock shall be changed into or become exchangeable for a larger number of shares, then, then the Conversion Price shall be appropriately adjusted to reflect any such event. There shall be no adjustment to the Conversion Price of the Promissory Note in the event of a reverse stock split or other reduction in the Company's shares.

b) If at any time the Company grants, issues or sells any Common Stock, options to purchase Common Stock, securities convertible into Common Stock or rights relating to Common Stock (the "Purchase Rights") to any person, entity, association, or other organization other than the Holder, at a price per share less than the Conversion Price or Alternative Conversion Price, then the Conversion Price hereof shall be proportionately reduced to match the price per share of the Purchase Rights. For purposes of clarification, if the Company sells Common Stock at $0.01 per share at any time after the date hereof, and if $0.01 is lower than 50% of the lowest trading price on the primary trading market on which the Company's Common Stock is quoted for the last ten (10) trading days immediately prior to but not including the Conversion Date, then the Conversion Price of Holder's Converted Shares would be adjusted to $0.01 per share.

10. *REGISTRATION RIGHTS.* This Note will have registration rights. The Company shall prepare and file with the United States Securities and Exchange Commission (the "Commission") a registration statement on Form F-1 (the "Form F-1" or "Registration Statement") by the earlier of (i) 75 days of the Effective Date or (ii) 30 days after uplisting of the Company's Common Stock to a national securities exchange to cover two times the Common Stock underlying the Note conversion based on the lower of (i) the closing market price on the date of Closing and (ii) 50% of the lowest trading price on the primary trading market on which the Company's Common Stock is quoted for the last ten (10) trading days immediately prior to but not including the Conversion Date. The Form F-1

must be effective within 180 days from the Effective date of this Note. There shall be monthly liquidated damages of $12,500 if the Registration Statement is not filed by the earlier of (i) 75 days of the Effective Date or (ii) 30 days after uplisting of the Company's Common Stock to a national securities exchange and/ or declared effective within 180 days from the Effective Date of this Note, which damages shall accrue each month until the applicable breach (failure to timely file, failure to timely have declared effective, or both) has been cured.

11. *RIGHTS OF PARTICIPATION.* Holder shall have a right of participation up to 40% of any future financing (excluding strategic transactions) for a period of two years.

12. *DEFAULT.* The occurrence of any one of the following events shall constitute an Event of Default:

a) The non-payment, when due or upon demand, of any principal or interest pursuant to this Note;

b) The material breach of any representation or warranty in the Loan Agreement;

c) The breach of any material covenant or undertaking herein or therein the Loan Agreement;

d) The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature;

e) The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company;

f) The Company liquidates, transfers, sells or assigns substantially all of its assets or elects to wind down its operations or dissolve;

g) The Company fails to maintain irrevocable TA instruction or file with the Company's transfer agent along with a reserve of common shares sufficient to satisfy the Note based on a then hypothetical conversion scenario per the terms of the Note;

h) The Company fails to maintain DTC or DWAC eligibility;

i) The Company fails to stay current in its SEC reporting obligations, including maintaining XBRL financial information on the Company's corporate website;

j) The Company fails to deliver the Holder the shares of Common Stock rightfully listed in the Conversion Notice and Warrant Exercise Notice within three (3) business days;

k) The Company defaults on any other debt or warrant agreement exceeding a value of $100,000;

l) The Company breaches any other agreement it has with Holder or his assigns;

m) The Company interferes with Holder's or its assigns' efforts to remove the restrictive legend from the Common Stock issued as a result of conversion of the Note when Holder or his assign has provided an attorney opinion letter opining that the shares are eligible to have the legend removed pursuant to Rule 144 or otherwise;

n) The Company fails to prepare and file with the United States Securities and Exchange Commission (the "Commission") the Registration Statement within 30 days of the Effective Date to cover the Common Stock underlying this Note and Warrants granted to the Holder pursuant to the Loan Agreement and Warrants Agreement, dated February 25, 2020, or the Form F-1 fails be effective within 105 days from the Effective date of this Note.

There will be no cure period available for the Event of Default as defined in Section 12(d), 12(e) and 12(n); Upon the occurrence of any Event of Default, and provided such Event of Default as defined in Section 12(a) through 12(c), and 12(f) through 12(m), has not been cured by the Company within five (5) business days after the occurrence of such Event of Default (except a payment default of any interest, principal and/or other amount when due, of which no cure period is available), the Holder, may, by written notice to the Company, declare all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, immediately due and payable (without advanced notice as may otherwise by required hereunder); provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice. Holder shall also have all other remedies available under law and equity. There shall be a default charge equal to 30% of the sum of any unpaid principal plus any interest accrued as of the default date.

In the event that Holder at its sole discretion elects to allow the Company to continue with repayment of the principal and interest on this Note after an Event of Default, the interest rate on the unpaid principal of this Note will be change to 18% or the highest interest rate currently allowable under Nevada law for loans of this amount (the "Default Interest Rate"). In the event of any changes under Nevada law relating to the increases or decreases of allowable interest rates, this Note will be changed to the highest amount allowable under Nevada law without notification or further ratification. As of the date of Default or any Event of Default, assuming the Holder allows reinstatement or continuation of this Note, the Default Interest Rate shall become the new rate of interest on this Note.

Any payments that the Holder allows under this section shall be made through a wire transfer of funds or Certified Check.

Upon the occurrence of any uncured Event of Default, the Holder at any time, at its sole discretion, may elect to immediately (without prior notice) convert the outstanding Principal Amount of this Note, or any portion of the Principal Amount hereof, and any accrued interest, in whole or in part, into shares of the Common Stock, according to the terms of this Note.

13. *DISTRIBUTION OF ASSETS; RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.* If the Company (i) declares a dividend or any other distribution of cash,

securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary of the Company, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least five calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

14. *RESERVATION OF AUTHORIZED SHARES.*

(a) Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 300% of the Conversion Price with respect to the Conversion Amount of each such Note as of the Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, the number of shares of Common Stock specified above in this Section 14(a) as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding at the applicable Conversion Price; provided, that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved pursuant to any other section of this Note (in each case, without regard to any limitations on conversions) (the "Required Reserve Amount"). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Loan Agreement) or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event that a holder shall sell or otherwise transfer any of such holder's Notes, each transferee shall be allocated a pro rata portion of such holder's Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such

Authorized Share Failure, the Company shall either (1) obtain the written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock and provide each stockholder with an information statement with respect thereto or (2) hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders'

approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal.

15. *NOTICE.* Any and all notices, demands, advance requests or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if (i) personally served, (ii) sent by email on the date such email is sent (provided confirmation of such email being sent is provided upon request) (iii) deposited in the United States mail, postage prepaid, return receipt requested, or (iv) by facsimile with confirmation receipt. Notice hereunder is to be given as follows:

If to the Company:
Todos Medical Ltd.
1 Hamada Street
Rehovot, Israel 2244427
Attn: Gerald Commissiong

If to the Holder:
Shmuel Rotbard
13 Diskin Street
Villa 137
Jerusalem, Israel

16. *REPRESENTATIONS AND WARRANTIES BY HOLDER.* Holder, by its acceptance of this Note, represents and warrants to Company as follows:

(a) Holder is acquiring the Note with the intent to hold as an investment and not with a view of distribution.

(b) Holder is an "accredited investor" within the definition contained in Rule 501(a) under the Securities Act of 1933, as amended (the "**Securities Act**"), and is acquiring the Note for its own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof or of any interest therein. Holder has adequate net worth and means of providing for its current needs and contingencies and is able to sustain a complete loss of the investment in the Note, and has no need for liquidity in such investment. Holder, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Securities, and Holder, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Note.

(c) Holder acknowledges and agrees that it is purchasing the Note hereunder based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company.

(d) Holder has no contract, arrangement or understanding with any broker, finder, investment bank, financial intermediary or similar agent with respect to any of the transactions contemplated by this Agreement.

17. *RANK.* All payments due under this Note shall rank pari passu with all Other Notes issued pursuant

to the Loan Agreement and shall be Senior in Rank to all other Notes issued or to be issued, and secured by all of the assets of the Company.

18. *REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF*. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Loan Agreement, or the Warrants, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

19. *SUCCESSION AND ASSIGNABILITY*. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Holder may assign any of his or its rights, interests, or obligations hereunder on his or its own discretion without further approval from the Company.

20. *GOVERNING LAW AND CONSENT TO JURISDICTION*. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law provisions. All disputes arising out of or in connection with this Note, or in respect of any legal relationship associated with or derived from this Note, shall only be heard in any competent court residing in New York, NY. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Holder shall only be brought in such courts.

21. *ATTORNEYS FEES*. In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder's rights, including reasonable attorney's fees, whether or not suit is instituted.

22. *CONFORMITY WITH LAW*. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the Principal Amount of this Note.

23. *SEVERABILITY*. If any portion of this Note is declared by a court of competent jurisdiction to be invalid or unenforceable, such portion shall be deemed severed from this Note, and the remaining part shall remain in full force and effect as if no such invalid or unenforceable provisions had been a part of this Note.

24. *WAIVER*. Holder shall not be deemed to have waived any rights under this Note unless such waiver is given in a dated writing signed by Holder. No delay or omission on the part of Holder in exercising any right pursuant to this Note shall operate as a waiver of such right or any other right. A waiver by Holder of any provision of this Note or of any rights against any individual, entity or collateral shall not prejudice or constitute a waiver of strict compliance of any other provision of this Note by any other individual or entity. No prior waiver by Holder or course of dealing between Holder and any individual or entity collectively constituting the Company shall constitute a waiver of any rights of Holder or of any obligations pursuant to this Note.

25. This Note and the Loan Agreement (and the warrant issued thereunder) constitute the entire agreement between the parties relating to the subject matter hereof, and may not be altered or amended except by written agreement signed by the parties.

In witness whereof, the below parties signed and sealed this Note as of above date written.

TODOS MEDICAL LTD.
("COMPANY")

By: Gerald Commissiong
Name: Gerald Commissiong
Title: Chief Executive Officer

("HOLDER")

By: ______________________
Name: Shmuel Rotbard
Title: